Exhibit 99.3

Etsy Announces Pricing of

$650 Million Convertible Senior Notes Offering

BROOKLYN, N.Y., September 19, 2019 — Etsy, Inc. (Nasdaq: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced the pricing of $650.0 million aggregate principal amount of 0.125% convertible senior notes due 2026 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on September 23, 2019, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Etsy and will accrue interest payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2020, at a rate of 0.125% per year. The notes will mature on October 1, 2026, unless earlier converted or repurchased. The initial conversion rate will be 11.4040 shares of Etsy’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $87.69 per share). The initial conversion price of the notes represents a premium of approximately 47.5% over the last reported sale price of Etsy’s common stock on September 18, 2019. The notes will be convertible into cash, shares of Etsy’s common stock or a combination of cash and shares of Etsy’s common stock, at Etsy’s election.

Etsy estimates that the net proceeds from the offering will be approximately $639.3 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Etsy. Etsy intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. In addition, Etsy expects to use approximately $124.5 million of the net proceeds from the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers or its affiliates. Etsy expects to repurchase such shares from purchasers of the notes in the offering at a purchase price per share equal to $59.45 (the last reported sale price per share of Etsy’s common stock on September 18, 2019). These repurchases could increase (or reduce the size of any decrease in) the market price of Etsy’s common stock or the notes following the pricing of the notes, and could result in a higher effective conversion price for the notes. Etsy intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include, for example, repurchases from time to time under Etsy’s existing or any future stock repurchase program, product development, marketing and any potential acquisitions.

In connection with the pricing of the notes, Etsy entered into capped call transactions with certain financial institutions (the option counterparties). The capped call transactions are expected generally to reduce potential dilution to Etsy’s common stock upon any conversion of notes and/or offset any cash payments Etsy is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap initially equal to $148.6250 (which represents a premium of 150% over the last reported sale price of Etsy’s common stock on September 18, 2019).

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Etsy’s common stock concurrently with or shortly after the pricing of the notes and/or purchase shares of Etsy’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Etsy’s common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Etsy’s common stock and/or purchasing or selling Etsy’s common stock or other securities of Etsy in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of Etsy’s common stock or the notes, which could affect a noteholder’s ability to convert its notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Etsy common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Etsy

Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy’s mission is to keep commerce human, and we’re committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements concerning the share repurchase, the expected closing of the offering and the anticipated use of proceeds from the offering. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “will,” or similar expressions and the negatives of those words. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include market risks, trends and conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. In light of these risks, you should not place undue reliance on such forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.